Exhibit 99.1

VALASSIS REPORTS 20% REVENUE GROWTH IN THE SECOND QUARTER

Increase Driven by Organic Growth and Acquisition of NCH

Livonia, MI, July 24, 2003: Valassis, (NYSE: VCI), the leading company in marketing services and Connective Media™, announced results for the second quarter ended June 30, 2003. The company reported quarterly revenues of $243.1 million, up 20% from the second quarter of 2002. Second-quarter net earnings were $27.5 million, or $0.53 in earnings per share (EPS), including a refinancing charge incurred in May of $2.5 million net of tax related to the partial buy-back of the convertible debt issued in 2001. Without this charge, EPS was $0.57 and within the previously published quarterly EPS range of $0.55 to $0.61.

“Our revenue growth is a direct result of the steps we have taken to expand our product portfolio and customer base,” said Alan F. Schultz, Chairman, President and CEO. “We are committed to restoring our co-op free-standing insert (FSI) market share to a historical level, and we still face intense competitive pricing pressure in this area of our business.”

Valassis will hold an investor call today to discuss the second-quarter results at 11:00 a.m. (EDT). The call-in number is (800) 218-0530. The call will also simulcast on the company’s website, at www.valassis.com, and be replayed through August 7th, at (800) 405-2236, pass code 515289. This press release and the webcast will be archived on the company’s website under “Investor”.

FINANCIAL HIGHLIGHTS (in millions, except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2003	June 30, 2002	% Change	June 30, 2003	June 30, 2002	% Change
Total Revenues	$243.1	$202.6	20.0%	$448.2	$406.3	10.3%
Earnings Prior to Refinance Charge	$30.0	$33.8	-11.2%	$56.0	$66.4	-15.7%
Refinance Charge, net of tax	$2.5	$0.0		$2.5	$0.0
Net Earnings	$27.5	$33.8	-18.6%	$53.5	$66.4	-19.4%
EPS, diluted	$0.53	$0.62	-14.5%	$1.03	$1.22	-15.6%
EPS, Prior to Refinance Charge, diluted	$0.57	$0.62	-8.1%	$1.07	$1.22	-12.3%

Mass Marketing Products – Products that provide mass reach at low cost: Free-standing insert (FSI) revenue was down 7.5% for the second quarter to $129.3 million, due to the reduction in market share and price. Management noted that unit growth in the co-op FSI industry continued to be strong. Run of press (ROP) revenue, generated from the brokering of advertising space on behalf of newspapers, was up 100% for the quarter to $15.4 million, due to the company’s increased sales focus and strategy to grow the customer base.

Cluster Targeted Products – Products targeted around geographic and demographic clusters: Cluster targeted product revenues were up 42.3%, versus the second quarter of 2002, to $64.3 million. “Our strategy to develop customers in new sectors such as specialty retail has contributed to the growth of our solo insert and polybag sampling and advertising businesses,” said MaryAnn Rivers, Vice President of U.S. Sales and Marketing for Valassis. “This broader customer base will position us for enhanced growth as we provide these customers with integrated solutions.”

1 to 1 Products – Products and services that pinpoint individuals to build loyalty to a brand: The 1 to 1 product group is comprised of PreVision Marketing, Valassis Relationship Marketing Systems (VRMS) and direct mail. 1 to 1 revenues increased to $9.1 million, a 21.3% increase over the second quarter of 2002. This increase is attributed to the consolidation of VRMS starting in July of 2002. VRMS continues to make progress and the company is now the exclusive provider of co-op frequent shopper database direct mail programs. During the second quarter, the company increased its ownership of PreVision to 100%.

VCI 2Q03 Earnings

International & Services – Marketing services and products available internationally: International & Services is comprised of NCH Marketing Services, Inc. (NCH), Valassis Canada, and Promotion Watch. International & Services revenues were $25.0 million for the second quarter, up from $2.4 million for the first quarter of 2002, due primarily to the acquisition of NCH. NCH continues to perform well, meeting or exceeding all expectations set at the time of acquisition.

Costs and Expenses

FSI costs were relatively flat for the second quarter on a CPM basis. Interest expense remained stable at $3.3 million for the quarter. SG&A expenses were up 39% to $31 million, due primarily to the consolidation of NCH and VRMS.

Debt Reduction/Share Repurchase

During the second quarter, the company issued $160 million in 30-year convertible senior notes. The majority of the proceeds from this offering were used to repurchase $111 million of the convertible bonds issued in 2001. The company’s debt position, net of cash, was $163.5 million at quarter-end. While the company is still authorized to repurchase shares up to 75% of the company’s free cash flow, Valassis did not repurchase any shares during the second quarter. The company ended the quarter with $147.4 million in cash.

“While we are still committed long-term to our share repurchase strategy, we chose not to repurchase shares this quarter in order to strengthen the balance sheet. We believe a strong balance sheet is one of the ways to accelerate our return to a normalized co-op FSI pricing environment,” said Robert L. Recchia, Executive Vice President and Chief Financial Officer.

Outlook

2003 guidance remains as previously announced. Management provided previous guidance that EPS is expected to be down 5% to 15% for 2003, with resulting free cash flow of $105 to $115 million. Management provided the following quarterly projections in its Fourth Quarter 2002 release on February 20, 2003:

Quarter	Projected EPS Range	Actual Results
1	$0.48 – 0.54	$0.50
2	$0.55 – 0.61	$0.53*
3	$0.50 – 0.56
4	$0.54 – 0.60

* Second-quarter net earnings were $0.53 in earnings per share (EPS), including a refinancing charge incurred in May of $2.5 million net of tax related to the partial buy-back of the convertible debt issued in 2001. Without this charge, EPS was $0.57 and within the previously published quarterly EPS range.

About Valassis

Valassis offers a wide range of marketing services to consumer packaged goods manufacturers, retailers, technology companies and other customers with operations in the United States, Europe, Mexico and Canada. Valassis’ Connective Media™ portfolio includes: newspaper advertising & inserts, sampling, direct mail, 1 to 1 marketing programs, coupon clearing and consulting, and analytic services. Valassis has been listed as one of Fortune magazine’s “Best Companies to Work for in America” for six consecutive years. Valassis subsidiaries and investments include Valassis Canada, PreVision Marketing®, LLC, Coupons, Inc., Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For additional information, visit the company website at http://www.valassis.com.

Certain statements found in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from the Company’s existing competitors; new competitors in any of the Company’s businesses; a shift in customer preference for different promotional materials, strategies or coupon delivery methods; an unforeseen increase in the Company’s paper costs; economic disruptions caused by terrorist activity, armed conflict or changes in general economic conditions; or changes which affect the businesses of our customers and lead to reduced sales promotion spending. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Tables to follow…

VCI 2Q03 Earnings

VALASSIS COMMUNICATIONS, INC.

Consolidated Balance Sheets

(in thousands)

	June 30, 2003	Dec. 31, 2002
Assets
Current assets:
Cash and cash equivalents	$147,399	$97,156
Accounts receivable	179,286	114,248
Inventories	16,289	21,049
Deferred income taxes	5,110	2,223
Other	16,787	7,300

Total current assets	364,871	241,976
Property, plant and equipment, at cost	215,618	188,622
Less accumulated depreciation	(129,144)	(121,883)

Net property, plant and equipment	86,474	66,739
Intangible assets	205,293	136,319
Less accumulated amortization	(73,724)	(73,619)

Net intangible assets	131,569	62,700
Equity investments and advances to investees	3,781	3,781
Deferred income taxes	8,931	8,062
Other assets	4,773	2,821

Total assets	$600,399	$386,079

More tables to follow . . .

VCI 2Q03 Earnings

VALASSIS COMMUNICATIONS, INC.

Consolidated Balance Sheets, Continued

(in thousands)

	June 30, 2003	Dec. 31, 2002
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accruals	$229,294	$128,073
Progress billings	28,988	33,721
Income taxes payable	634	—

Total current liabilities	258,916	161,794
Long-term debt	310,880	257,280
Other liabilities	8,011	292
Stockholders’ equity (deficit):
Common stock	631	630
Additional paid-in capital	34,735	33,869
Retained earnings	340,604	287,076
Treasury stock	(353,700)	(354,355)
Accumulated other comprehensive gain (loss)	322	(507)

Total stockholders’ equity (deficit)	22,592	(33,287)

Total liabilities and stockholders’ equity (deficit)	$600,399	$386,079

More tables to follow . . .

VCI 2Q03 Earnings

VALASSIS COMMUNICATIONS, INC.

Consolidated Statements of Operations

(in thousands, except per share data)

	Quarter Ended June 30, 2003	Quarter Ended June 30, 2002	% Change
Revenue	$243,111	$202,569	+20.0%
Costs and expenses:
Costs of products sold	161,847	124,587	+29.9%
Selling, general and administrative	31,063	22,341	+39.0%
Refinancing charge	3,868	—
Loss on investments	—	678	-100.0%

Total costs and expenses	196,778	147,606	+33.3%
Earnings from operations	46,333	54,963	-15.7%
Other expenses and income:
Interest expense	3,252	3,347	-2.8%
Other (income) and expenses *	(266)	(766)	-65.3%

Total other expenses and income	2,986	2,581	+15.7%
Earnings before income taxes	43,347	52,382	-17.2%
Income taxes	15,841	18,600	-14.8%

Net earnings	$27,506	$33,782	-18.6%

Net earnings per common share, diluted	$0.53	$0.62	-14.5%
Weighted average shares outstanding, diluted	52,258	54,062	-3.3%
Supplementary Data
Amortization	$51	$52
Depreciation	3,853	2,489
Capital expenditures	2,698	1,580

* Other income and expenses has been reclassified from total revenues as previously presented

More tables to follow...

VCI 2Q03 Earnings

VALASSIS COMMUNICATIONS, INC.

Consolidated Statements of Operations

(in thousands, except per share data)

	Six Months Ended June 30, 2003	Six Months Ended June 30, 2002	% Change
Revenue	$448,156	$406,341	+10.3%
Costs and expenses:
Costs of products sold	296,348	251,403	+17.9%
Selling, general and administrative	58,318	44,571	+30.8%
Refinancing charge	3,868	—
Loss on investments	—	1,709	-100.0%

Total costs and expenses	358,534	297,683	+20.4%
Earnings from operations	89,622	108,658	-17.5%
Other expenses and income:
Interest expense	6,593	6,569	+0.4%
Other (income) and expenses *	(1,168)	(1,769)	-34.0%

Total other expenses and income	5,425	4,800	+13.0%
Earnings before income taxes	84,197	103,858	-18.9%
Income taxes	30,666	37,500	-18.2%

Net earnings	$53,531	$66,358	-19.3%

Net earnings per common share, diluted	$1.03	$1.22	-15.6%
Weighted average shares outstanding, diluted	52,224	54,317	-3.9%
Supplementary Data
Amortization	$105	$105
Depreciation	7,505	5,033
Capital expenditures	9,947	11,068

* Other income and expenses has been reclassified from total revenues as previously presented